Exhibit 2.8

NOTICE OF DEFAULT AND
RESERVATION OF RIGHTS

October 15, 2008

BY FACSIMILE

ProElite, Inc.
12121 Wilshire Boulevard, Suite 1001
Los Angeles, CA 90025
Attention: Charles F. Champion
Facsimile: (310) 526-8740

Re: Notice of Default

Ladies and Gentlemen:

Reference is hereby made to (i) the Senior Secured Note Purchase Agreement, dated as of June 18, 2008 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), among ProElite, Inc., a New Jersey corporation (the “Company”), and Showtime Networks, Inc. (“Showtime”), (ii) the Security Agreement, dated as of June 18, 2008, as amended by Amendment No. 1 thereto, dated as of September 10, 2008 (as so amended, and as further amended, supplemented or otherwise modified from time to time, the “Security Agreement”), by the Company, each of the subsidiaries of the Company listed on the signature pages thereto and Showtime, and (iii) the Note and each of the Existing Notes (as such terms are defined in the Security Agreement). Unless otherwise defined herein, capitalized terms used herein have the meanings given to them in the Security Agreement.

Showtime hereby notifies the Company that an Event of Default has occurred pursuant to Section 3.1(g) of the Note and Section 4.1 of the September 2008 Note because the Company has failed to maintain at least $550,000 of unrestricted funds with a nationally recognized financial institution. The foregoing notice shall also serve as notice pursuant to Section 6.1 of the Security Agreement that Showtime may (but need not), at any time (and from time to time) on or after the date that occurs three (3) business days after the date hereof, exercise the rights and remedies set forth in clauses (a) through (e) (inclusive) of Section 6.1 of the Security Agreement, as well as any and all other available legal and equitable rights and remedies available to Showtime.

Showtime hereby notifies you that it reserves all of its rights and remedies under the Purchase Agreement, the Security Agreement, the Note, the Existing Notes and other documents delivered in connection therewith (collectively, the “Loan Documents”) and under applicable law. No failure on the part of Showtime to exercise, and no delay in exercising, any right under the Loan Documents or under applicable law shall operate as a waiver of the Event of Default referred to above or any other default or Event of Default, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided to Showtime under the Loan Documents are cumulative and not exclusive of any remedies provided by law.

No oral communication from or on behalf of Showtime by any person shall constitute any agreement, commitment or evidence of any assurance or intention of Showtime with respect to any Loan Document. Any agreement, commitment, assurance or intention of Showtime with respect to the Loan Documents shall be effective only if in writing and duly executed on behalf of Showtime. Furthermore, any prior or current discussions or course of conduct between the Company or any Subsidiary Grantor or other related party, on the one hand, and Showtime, on the other hand, shall not (and have not been intended to) constitute a waiver of any rights or remedies of Showtime under any of the Loan Documents.

Neither this letter nor the prior or future collection of any principal, interest or other amounts due under the Loan Documents shall be construed to waive, limit, prejudice or otherwise adversely affect any rights, remedies or powers of Showtime under the Loan Documents or applicable law or in equity including, without limitation, the right to accelerate and demand payment by the Company of all obligations owed by the Company under the Loan Documents, all of which rights, remedies and powers are hereby expressly reserved. In addition, any failure by Showtime to exercise, or any delay by Showtime in exercising, any right or remedy referred to above, whether at this time or in the future, shall not constitute a waiver of such rights or remedy or of any default.

Very truly yours, SHOWTIME NETWORKS, INC. By: /s/ Joe Ianniello Name Title

cc:	Christensen, Glaser, Fink, Jacobs,
Weil & Shapiro, LLP
10250 Constellation Blvd., 19th Floor
Los Angeles, CA 90067